Exhibit 99.1

Condensed Consolidated Statement of Financial Condition Data (Unaudited)

(In thousands, except per share data):

Unaudited
As of December 31, 2017
Assets
Cash and cash equivalents	$267,646
Advisory fees receivable, net of allowance for doubtful accounts	64,244
Other receivables	3,964
Property and equipment, net of accumulated depreciation	8,602
Goodwill	217,737
Deferred tax asset, net	42,345
Other assets	6,279

Total assets	$610,817

Liabilities and Equity
Compensation payable	$26,022
Accounts payable and accrued expenses	15,443
Current income taxes payable	5,311
Bank revolving loan payable	—
Bank term loans payable	—
Secured term loan payable	339,048
Contingent obligation due selling unitholders of Cogent	13,763
Deferred tax liability	2,928

Total liabilities	402,515
Stockholders’ equity	208,302
Total liabilities and equity	$610,817

Book value per share	$7.69

Ratio of Earnings to Fixed Charges (Unaudited)

(In thousands, except ratio)

For the Year Ended December 31,
2017
Ratio of earnings to fixed charges
Income (loss) before taxes	$(298)
Interest expense on borrowings(1)	7,198
Estimated interest within rental expense(2)	932

Total fixed charges	$8,130
Ratio of earnings to fixed charges	(0.04)

(1)	Interest Expense is derived directly from the Unaudited Condensed Consolidated Statement of Operations for the year ended December 31, 2017, which is included in Exhibit 99.1 to the Current Report on Form 8-K filed by Greenhill & Co., Inc. on February 6, 2018.
(2)	Estimated Interest is based on a rate of 4.5% per annum on the full amount of Occupancy and Rental Expense, net of reimbursements.